Exhibit 23.5

October 8, 2007

Mr. Tang Zhenyu

Chief Financial Officer

CNinsure Inc.

19/F Yinhai Building, No. 299 Yanjiang

Zhong Road, Guangzhou, China

Subject:    WRITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED

Dear Mr. Tang:

We hereby consent to the references to our name and our final appraisal reports addressed to the board of directors of CNinsure Inc. and to references to our valuation methodologies, assumptions and conclusions associated with such reports, in the Registration Statement on Form F-1 of CNinsure Inc. and any amendments thereto (the “Registration Statement”) filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the Registration Statement.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the “Act”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act.

Yours faithfully,

/s/ AMERICAN APPRAISAL CHINA LIMITED

AMERICAN APPRAISAL CHINA LIMITED

Valuation / Transaction Consulting / Real Estate Advisory / Fixed Asset Management